Filed Pursuant to Rule 433

Registration Statement No. 333-171038

October 11, 2011

Republic of the Philippines

Reopening of Outstanding US$2,796,807,000 6.375% Global Bonds due 2034

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	US$
Amount issued	US$50,000,000 (brings total size of the issue to US$2,846,807,000)
Security type	Senior Unsecured Bonds
Coupon	6.375% per annum
Coupon dates	April 23 and October 23
Maturity date	October 23, 2034
CUSIP	718286 BG1
Price to public	117.5% (plus accrued interest from October 23, 2011)
Proceeds before expenses	US$58,735,000 (plus accrued interest from October 23, 2011)
Settlement date	October 24, 2011
Reference benchmark	4.375% UST due May 15, 2041
Benchmark yield	3.041%
Re-offer spread over benchmark	203.6 bps
Re-offer yield	5.077%
Denominations	US$100k/1k
Day count	30/360
Joint Global Coordinators	Citigroup Global Markets Inc. and J.P. Morgan Securities LLC

Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., Goldman Sachs (Asia) L.L.C., The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Standard Chartered Bank and UBS AG, Hong Kong Branch

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citi toll-free at 1-877-858-5407 or Goldman toll-free at 1-866-471-2526 or HSBC toll-free at 1-866-811-8049 or J.P. Morgan toll-free at 1-866-846-2874 or SCB toll-free at 1-800-778-2777 or UBS AG toll-free at 1-877-827-6444 ext 561-3884.

The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312511267580/d240839d424b3.htm